UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2024
CHIPOTLE MEXICAN GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32731 (Commission File Number)	84-1219301 (I.R.S. Employer Identification No.)
610 Newport Center Drive, Suite 1100
Newport Beach, CA 92660
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (949) 524-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.01 per share	CMG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 13, 2024, Chipotle Mexican Grill, Inc. (“Chipotle”) announced that its Chairman and Chief Executive Officer was leaving the company and Chipotle’s Board of Directors appointed Scott Boatwright as Interim Chief Executive Officer and Jack Hartung as President of Strategy, Finance and Supply Chain. On August 22, 2024, the Compensation, People and Culture Committee of Chipotle’s Board of Directors (the “Committee”) granted retention awards to its continuing named executive officers and other executives in the form of restricted stock units to ensure a smooth leadership transition and maintain the continuity of key executives. To reflect their new roles as Interim Chief Executive Officer and Chief Financial Officer, the Committee also adjusted the current compensation levels for Scott Boatwright and Adam Rymer, as described below. Chipotle also advanced the date of Mr. Rymer’s appointment as Chief Financial Officer, and Jamie McConnell’s appointment as Chief Accounting and Administrative Officer, to October 1, 2024.
The retention awards have a grant date value of $8,000,000 for Messrs. Boatwright and Hartung, and $7,000,000 for Messrs. Garner and Brandt. The awards will vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date, subject to continued service and the other terms and conditions of Chipotle’s restricted stock unit award agreements. If an external candidate is appointed as chief executive officer, the awards will vest in full upon a subsequent termination of employment by Chipotle without cause or resignation by the executive for good reason, and Mr. Boatwright’s award also will vest in a pro-rated amount on a voluntary resignation. Mr. Hartung’s award will continue to vest if Mr. Hartung retires after the one-year anniversary of the grant date and the award will be forfeited if he retires before the one-year anniversary.
The retention awards have a grant date value of $3,000,000 for Mr. Rymer and $1,500,000 for Ms. McConnell. The awards will vest one-third on each of the first, second and third anniversary of the grant date, subject to continued service and the other terms and conditions of Chipotle’s restricted stock unit award agreements.
As Interim Chief Executive Officer, Mr. Boatwright will receive an annual base salary of $1,000,000, an annual cash incentive target of 115% of base salary, an annualized allowance for use of Company-owned aircraft when not needed for business purposes up to $200,000 of total incremental cost, and a one-time incremental grant of restricted stock units on August 22, 2024, with a grant date value of $3,500,000 in order to bridge the gap to Mr. Boatwright’s new role as Interim Chief Executive Officer during the anticipated service period. The awards will vest on the one-year anniversary of the grant date, subject to continued service. If Mr. Boatwright’s employment terminates following the appointment of an external candidate as chief executive officer, his incremental restricted stock unit award will vest in full.
As Chief Financial Officer, Mr. Rymer will receive an annual base salary of $650,000, an annual cash incentive target of 90% of base salary and a one-time incremental grant of restricted stock units on October 1, 2024, with a grant date value of $750,000 in order to bridge the gap to Mr. Rymer’s new role as Chief Financial Officer until he receives his next annual equity award in early 2025. The awards will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to continued service. Mr. Rymer will participate in Chipotle’s executive severance plans and receive other employee benefits generally applicable to Chipotle’s senior executive officers.
As Chief Accounting and Administrative Officer, Ms. McConnell will receive an annual base salary of $450,000 and an annual cash incentive target of 50% of base salary. Ms. McConnell will receive other employee benefits generally applicable to Chipotle’s senior executives.

Item 7.01	Regulation FD Disclosure.
On August 28, 2024, Chipotle issued a press release announcing the earlier date of Mr. Rymer’s appointment as Chief Financial Officer, and Jamie McConnell’s appointment as Chief Accounting and Administrative Officer, to October 1, 2024. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press release issued by Chipotle Mexican Grill, Inc. on August 28, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

August 28, 2024	By:	/s/ Roger Theodoredis
General Counsel & Chief Legal Officer